UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  05/11/2005

SCANSOURCE INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-26926

SC	57-0965380
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6 Logue Court, Greenville, SC 29615
(Address of Principal Executive Offices, Including Zip Code)

864-288-2432
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On May 11, 2005, ScanSource, Inc. (the "Company") entered into an Amended and Restated Employment Agreement (the "Amended and Restated Employment Agreement") with Steven H. Owings, Chairman of the Board of Directors. The Amended and Restated Employment Agreement amends and restates the Employment Agreement between the Company and Mr. Owings dated October 18, 2002 (the "Employment Agreement").

Pursuant to the Amended and Restated Employment Agreement, certain changes were made to the Employment Agreement, effective as of May 1, 2005. Mr. Owings's employment period will extend to April 30, 2008 rather than June 30, 2005. Rather than devoting all his business time to the Company, Mr. Owings will devote up to 30 hours per week, and his base pay will be decreased from $400,000 to $300,000. The amounts payable to Mr. Owings under his incentive bonus program were also reduced by 25% to the following amounts:

0.8625% of Operating Income if Return on Invested Capital (as such terms are defined in the Amended and Restated Employment Agreement) exceeds 30%
0.75% of Operating Income if Return on Invested Capital is 30% or less and greater than 20%
0.675% of Operating Income if Return on Invested Capital is 20% or less and greater than 10%
0.525% of Operating Income if Return on Invested Capital is 10% or less.

In addition to the incentive, savings and retirement plans provided for in the Employment Agreement, under the Amended and Restated Employment Agreement Mr. Owings shall also be entitled to participate in all deferred compensation plans made available to senior executives generally, and he shall be entitled to participate in one or more supplemental executive retirement plans or policies that may be established by the Company.

If Mr. Owings ceases to serve as Chairman of the Board of Directors, he and his dependents will receive medical, dental and prescription drug benefits until Mr. Owings reaches the age of 65, except that Mr. Owings will receive MediGap coverage, to the extent available, until Mr. Owings reaches the age of 80, which shall consist of ongoing coverage under policies that cover medical expenses for Mr. Owings and his dependents in excess of that covered by Medicare, subject to certain limitations. In certain circumstances, in the event Mr. Owings ceases to serve as Chairman of the Board due to his death, such benefits shall continue with respect to Mr. Owings's spouse and children for specified periods. Such benefits shall also continue in the event Mr. Owings's employment is terminated by reason of disability during the employment period and upon his retirement.

In addition, if Mr. Owings ceases to serve as Chairman of the Board of Directors under certain circumstances following a change in control of the Company (as defined in the Amended and Restated Employment Agreement), the cash payment to Mr. Owings following termination will include three years (rather than two years under the Employment Agreement) of his base salary and bonus, calculated as set forth in the Amended and Restated Employment Agreement.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

SCANSOURCE INC

Date: May 11, 2005.	By:	/s/ Richard P. Cleys
Richard P. Cleys
Vice President and Chief Financial Officer